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                                                                     Exhibit 4.2

                               AMENDMENT 2001-1 TO
                          CB RICHARD ELLIS 401(K) PLAN

     CB Richard Ellis Services, Inc. (the "Company") hereby adopts the following amendment to the CB Richard Ellis 401(k) Plan (the "Plan") with reference to the following facts:

     A. The Company adopted an amendment and restatement of the Plan on July 6, 2001.

     B. The Company has determined that it is desirable to amend the Plan as set forth herein.

     NOW, THEREFORE:

     1. The last sentence of Section 4.1 of the Plan is hereby amended in its entirety to read as follows effective September 1, 2001:

          "For the latter purpose, the Committee may, without limitation, limit Deferrals to at least 1% of Compensation, or not more than 20% of Compensation, or impose other nondiscriminatory limitations."

     2. Section 4.6(c) of the Plan is hereby amended in its entirety to read as follows effective January 1, 1997:

               "(c) Effective for Plan Years beginning on and after January 1, 1997, the Average Deferral Percentage for Highly Compensated Employees in any Plan Year (the "High Average") when compared with the Average Deferral Percentage for Nonhighly Compensated Employees in the preceding Plan Year (the "Low Average") must meet one of the following requirements:

                    (1) The High Average is no greater than 1.25 times the Low Average; or

                    (2) The High Average is no greater than two times the Low Average, and the High Average is no greater than the Low Average plus two percentage points.

     Notwithstanding the foregoing, this Section 4.6(c) will be applied for Plan Year 1998 by determining the Average Deferral Percentage for Nonhighly Compensated Employees for the same Plan Year."

     3. Section 4.13(c) of the Plan is hereby amended in its entirety to read as follows effective January 1, 1997:

               "(c) Effective for Plan Years beginning on and after January 1, 1997, the Average Contribution Percentage for Highly Compensated Employees in any Plan Year (the "High Average") when compared with the Average Contribution Percentage for Nonhighly Compensated Employees in the preceding Plan Year (the "Low Average") must meet one of the following requirements:

                    (1) The High Average is no greater than 1.25 times the Low Average; or

                    (2) The High Average is no greater than times the Low Average, and the High Average is no greater the Low Average plus two percentage points.

     Notwithstanding the foregoing, this Section 4.13(c) will be applied for Plan Year 1998 by determining the Average Contribution Percentage for Nonhighly Compensated Employees for the same Plan Year. Notwithstanding
     Section 4.13(a), no Actual Contribution Percentage shall be determined for an individual who did not receive any Matching Profit Sharing Contribution for the Plan Year because the Plan requires that the individual perform a certain amount of service or be employed on the last day of the Plan Year and

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     such individual failed to meet such requirement. Such an individual shall be disregarded in performing the test under this section."

     4. Section 8.2(a) of the Plan is hereby amended by the addition of the following sentences at the end thereof effective January 1, 2002:

          "Except as set forth in the prior sentence with respect to distributions of proceeds from the sale of New Company Stock, any distribution form previously available under the Plan, other than a single sum distribution, will not be available to a Participant or Beneficiary (including a surviving spouse) who has not commenced to receive a distribution under the Plan prior to January 1, 2002. The prior sentence applies to the accounts of all Participants who are participants in the Plan unless with respect to a Participant the Plan was a direct or indirect transferee of a defined benefit plan or a defined contribution plan subject to the funding standards of Section 412 of the Code."

     IN WITNESS WHEREOF, the Company has caused this amendment to be executed this 31st day of December 2001.


                                           CB Richard Ellis Services, Inc.


                                           By: /s/ Walter V. Stafford